Investor Relations Contact:	Media Contact:
Jennifer Larson	Dave DeCecco
(617) 368-5152	(914) 261-6572
jennifer.larson@bostonbeer.com	dave.dececco@bostonbeer.com

BOSTON BEER REPORTS

FOURTH QUARTER 2022 FINANCIAL RESULTS

BOSTON – February 15, 2023 – The Boston Beer Company, Inc. (NYSE: SAM), today reported financial results for the fiscal fourth quarter 2022 and full fiscal year 2022 ended December 31, 2022. The 2022 fiscal fourth quarter included 14 weeks and is compared to the 2021 fiscal fourth quarter, which included 13 weeks. The 2022 full fiscal year included 53 weeks and is compared to the 2021 full fiscal year, which included 52 weeks.

Fourth Quarter 2022 Summary:

•
Depletions increased 3%. Depletions decreased 3% on a 13-week comparable basis
•
Shipments increased 16.7%. Shipments increased 10.9% on 13-week comparable basis
•
Net revenue of $447.5 million increased 28.6%
•
Gross margin of 37.0%
•
Net loss of $11.4 million
•
GAAP diluted loss per share of $0.93

Full Year 2022 Summary:

•
Depletions decreased 5%. Depletions decreased 6% on a 52-week comparable basis
•
Shipments decreased 3.8%. Shipments decreased 4.6% on a 52-week comparable basis
•
Net revenue of $2.090 billion increased 1.6%
•
Gross margin of 41.2%
•
Net income of $67.3 million
•
GAAP diluted earnings per share of $5.44, which includes a non-cash impairment charge of $1.61 per share recorded in the third quarter of 2022

Capital Structure

•
Ended the fiscal year with $180.6 million in cash and no debt
•
Repurchased $8.9 million in shares from January 3, 2023 to February 10, 2023

“We were pleased to deliver shipments slightly ahead of our guidance, and are also encouraged by the improvement in our depletions trends as the fourth quarter unfolded.” said Chairman and Founder Jim Koch. “We continue to believe building a diversified Beyond Beer portfolio is the right strategy to deliver long-term balanced growth and value creation. Although near-term trends remain challenging because of the hard seltzer category’s trajectory, we have strong brands across multiple segments, the top salesforce in beer and a highly cash generative business with a strong balance sheet.”

“Revenue growth was strong in the fourth quarter; however, margins came in below our expectations largely due to our production mix and supply chain inefficiencies,” said President and CEO Dave Burwick. “Twisted Tea continues to experience industry-leading double-digit growth, while hard seltzer remains in decline. We have new initiatives in place to improve Truly share trends and adapt our cost structure to the current volume environment, which we believe will lead to long-term success.”

Details of the results were as follows:

4th Quarter 2022 (14 weeks Ended December 31, 2022) Summary of Results

Comparisons between the fourth quarter 2022 and the fourth quarter 2021 are benefitted by $52.0 million, before the related tax benefit, in direct and indirect costs recorded in the fourth quarter of 2021, resulting from the 2021 slowdown in hard seltzer category growth. Those costs included unfavorable absorption impacts at Company-owned breweries and downtime charges at third party breweries of $30.7 million, provisions for out-of-code or damaged products of $13.8 million, increased materials sourcing and warehousing costs of $5.7 million and other costs of $1.8 million. These total direct and indirect costs of $52.0 million were recorded in the fourth quarter 2021 financial statements as a $9.2 million reduction in net revenue and a $42.8 million increase in cost of goods sold.

Fourth quarter 2022 net loss of $11.4 million, or $0.93 per diluted share, decreased from the fourth quarter 2021 net loss of $51.8 million, or a loss of $4.22 per diluted share. This decrease of $40.4 million, or $3.29 per diluted share, was due to favorable impacts of the comparison against fourth quarter 2021 combined direct and indirect costs related to the slowing hard seltzer category growth noted above, as well as higher net revenue in the current quarter, which were partially offset by increased supply chain costs and higher operating expenses.

Depletions for the fourth quarter increased 3% from the prior year, reflecting increases in the Company’s Twisted Tea and Hard Mountain Dew brands that were partially offset by decreases in Truly Hard Seltzer, Angry Orchard, Samuel Adams, and Dogfish Head brands. On a 13-week comparable basis, depletions decreased 3% in the fourth quarter.

Shipment volume for the fourth quarter was approximately 1.71 million barrels, a 16.7% increase from the prior year, reflecting increases in the Company’s Truly Hard Seltzer, Twisted Tea, Hard Mountain Dew, Angry Orchard and Dogfish Head brands, partially offset by decreases in its Samuel Adams brand. Shipment volume increased 10.7% on a 13-week comparable basis.

The Company believes distributor inventory as of December 31, 2022 averaged approximately five weeks on hand and was at an appropriate level for each of its brands.

Gross margin of 37.0% increased from the 28.7% margin realized in the fourth quarter of 2021, primarily due to costs recorded in the fourth quarter of 2021 resulting from the slowdown of hard seltzer and in the current quarter from increased pricing, which was partially offset by inflationary cost increases, primarily due to increased packaging, ingredient, and energy costs, as well as higher brewery processing and inventory obsolescence costs.

Advertising, promotional and selling expenses increased $1.5 million, or 1.1%, from the fourth quarter of 2021, primarily due to higher media spend and higher salary and benefit costs, partially offset by lower local marketing investments. Freight to distributors was flat as higher volumes were offset by lower rates.

General and administrative expenses increased by $5.0 million, or 13.5%, from the fourth quarter of 2021, primarily due to increased salaries and benefits costs.

Impairment of brewery assets decreased $1.6 million from the fourth quarter of 2021, primarily due to lower write-downs of brewery equipment.

Contract termination benefit decreased $4.75 million from the fourth quarter of 2021, due to a favorable contract settlement in the prior year quarter not replicated in 2022.

The Company’s effective tax rate benefit for the fourth quarter was 25.8% compared to a tax benefit of 29.3% in the fourth quarter of 2021. In the fourth quarters of 2022 and 2021, the Company recorded a tax benefit of $0.04 per diluted share and $0.10 per diluted share, respectively, resulting from stock activity recorded under Accounting Standard "Employee Share-Based Payment Accounting" ("ASU 2016-09").

Full Year 2022 (53 weeks Ended December 31, 2022) Summary of Results

Comparisons between fiscal year 2022 and 2021 results are impacted by the $196.4 million, before the related tax benefit, in direct and indirect costs recorded in fiscal 2021 resulting from the 2021 slowdown in hard seltzer category growth. Those costs included inventory obsolescence, destruction costs and other inventory related costs of $59.5 million, contract termination costs, primarily for excess third-party contract production, of $30.7 million, increased materials sourcing and warehousing costs of $28.0 million, equipment impairments of $12.7 million, unfavorable absorption impacts at Company-owned breweries and downtime charges at third- party breweries of $38.8 million, customer return provisions for out of code or damaged products of $19.7 million and other costs of $7.0 million. The total direct and indirect costs of $196.4 million were recorded in fiscal year 2021 financial statements as a $16.1 million reduction in net revenue, $136.9 million increase in cost of goods sold, $30.7 million in contract termination fees, and $12.7 million in impairments of brewery assets.

Fiscal year 2022 net income of $67.3 million, or $5.44 per diluted share, increased from net income of $14.5 million or $1.17 per diluted share in fiscal year 2021. This increase of $52.7 million, or $4.26 per diluted share, was due to comparisons against the 2021 combined direct and indirect costs related to the 2021 slowdown of hard seltzer category growth and also reflects lower advertising, promotional and selling expenses and higher revenue in the current year, partially offset by a $27.1 million non-cash impairment charge recognized in the third quarter relating to the Dogfish Head brand, increased supply chain costs and increased income taxes.

Depletions decreased 5% from fiscal year 2021, reflecting decreases in the Company’s Truly Hard Seltzer, Angry Orchard, Dogfish Head, and Samuel Adams brands, partially offset by increases in its Twisted Tea and Hard Mountain Dew brands. On a 52-week comparable basis, depletions decreased 6% from fiscal year 2021.

Shipment volume was approximately 8.2 million barrels, a 3.8% decrease from fiscal year 2021, reflecting decreases in the Company’s Truly Hard Seltzer, Angry Orchard, Dogfish Head, and Samuel Adams brands, partially offset by increases in its Twisted Tea and Hard Mountain Dew brands. Shipment volume decreased 4.6% on a 52-week comparable basis.

Gross margin of 41.2% increased from the 38.8% margin realized in fiscal 2021, primarily due to costs recorded in fiscal year 2021 resulting from the slowdown of hard seltzer category growth and full year 2022 increased pricing, which was partially offset by inflationary cost increases, primarily experienced in increased packaging, ingredient, and energy costs, as well as higher brewery processing and inventory obsolescence costs, and higher returns.

Advertising, promotional and selling expenses year-to-date decreased $28.6 million, or 4.7%, from fiscal year 2021, primarily due to a net decrease in brand investments, mainly driven by lower media costs, partially offset by higher salaries and benefits costs. Freight to distributors was flat as higher rates were offset by lower volumes.

General and administrative expenses year-to-date increased by $23.9 million or 17.9% from fiscal year 2021, primarily due to increased salaries and benefits costs.

Impairment of intangible assets reflects a $27.1 million non-cash impairment charge recorded for the Dogfish Head brand that was recorded in the third quarter of 2022. The impairment determination was primarily based on the latest forecasts of brand performance, which has been below our projections made on the acquisition date.

The Company’s effective tax rate for full-year 2022 was a tax provision of 26.4% compared to a benefit of 110.7% in 2021. This change in rate was primarily due to the impact of changes in the tax benefit from stock option activity recorded in accordance with ASU 2016-09 and the impact of lower pretax income for the full-year 2021 compared to 2022. In full year 2022 and 2021, the Company recorded a tax benefit of $0.06 per diluted share and $0.85 per diluted share, respectively, resulting from stock activity recorded under ASU 2016-09.

The Company expects that its December 31, 2022 cash balance of $180.6 million, together with its future operating cash flows and the unused balance on its $150.0 million line of credit, will be sufficient to fund future cash requirements.

During the 53-week period ended December 31, 2022 the Company did not repurchase any shares of its Class A Common Stock. During the period from January 3, 2023 through February 10, 2023 the company purchased approximately 25 thousand shares at a cost of $8.9 million. As of February 10, 2023, the Company had approximately $81.5 million remaining on the $931.0 million share buyback expenditure limit set by the Board of Directors.

Depletion and Shipments Estimates

Year-to-date depletions through the 6-week period ended February 11, 2023 are estimated by the Company to have decreased approximately 4% from the comparable period in 2022.

Full Year 2023 Projections

The Company’s actual 2023 results could vary significantly from the current projection and are highly sensitive to changes in volume projections particularly related to the hard seltzer category and supply chain performance as well as inflationary impacts. The 2023 fiscal year includes 52 weeks compared to the 2022 fiscal year which included 53 weeks.

Full Year 2023	Current Guidance
Depletions Decreases	(2%) to (8%)
Shipments Decreases	(2%) to (8%)
Price Increases	1% to 3%
Gross Margin	41% to 43%
Advertising, Promotion, and Selling Expense Year Over Year Change ($ million)	($5) to $15
Effective Tax Rate	28%
GAAP EPS	$6.00 to $10.00
Capital Spending ($ million)	$100 to $140

Underlying the Company’s current 2023 projection are the following full-year estimates and targets:

•
The Company’s guidance on depletions and shipments includes the estimated negative impact of approximately 1.0 percentage point due to the fact that fiscal 2022 had 53 weeks and fiscal 2023 will have 52 weeks. On a 52-week comparable basis the Company expects depletions and shipments to decrease 1% to 7%.
•
The advertising, selling and promotional expense projection does not include any changes in freight costs for the shipment of products to the Company’s distributors.
•
First quarter 2023 shipments are expected to be at the low end of the full year guidance range primarily due to the launch of Truly Margarita during the first quarter of 2022.
•
Year over year margin improvement is expected to be weighted to the second half of the year based on volume expectations, the expected timing of cost reduction efforts and the timing of obsolescence expense recognized in 2022.
•
The Company expects to report a net loss in the first quarter of 2023 due to the factors mentioned above.

Use of Non-GAAP Measures

Non-GAAP EPS is not a defined term under U.S. generally accepted accounting principles (“GAAP”). Non-GAAP EPS, or Non-GAAP earnings per diluted share, excludes from projected GAAP EPS the impact of the non-cash asset impairment charge of $27.1 million, or $1.61 per diluted share, recognized in the third quarter of fiscal 2022 relating to the Dogfish Head brand. This non-GAAP measure should not be considered in isolation or as a substitute for diluted earnings per share prepared in accordance with GAAP, and may not be comparable to calculations of similarly titled measures by other companies. Management uses this non-GAAP financial measure to make operating and strategic decisions and to evaluate the Company’s underlying business performance. Management believes this forward-looking non-GAAP measure provides meaningful and useful information to investors and analysts regarding the Company’s outlook for its ongoing financial and business performance or trends and facilitates period to period comparisons of its forecasted financial performance.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the year ended December 25, 2021 and subsequent reports filed by the Company with the SEC on Forms 10-Q and 8-K. Copies of these documents are available from the SEC and may be found on the Company’s website, www.bostonbeer.com. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 brewing Samuel Adams beer and the Samuel Adams brand is currently recognized as one of the largest and most respected craft beer brands. Our portfolio of brands also includes Truly Hard Seltzer, Twisted Tea, Angry Orchard Hard Cider, Dogfish Head Brewery, Hard Mountain Dew and Sauza Agave Cocktails as well as other craft beer brands such as Angel City Brewery and Coney Island Brewing. For more information, please visit our investor relations website at www.bostonbeer.com, which includes links to all of our respective brand websites.

Wednesday, February 15, 2023

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share data)
	(unaudited)
	December 31,	December 25,	December 31,	December 25,
	2022 (14 weeks)	2021 (13 weeks)	2022 (53 weeks)	2021 (52 weeks)
Barrels sold	1,712	1,467	8,183	8,504
Revenue	$476,025	$373,656	$2,222,667	$2,196,650
Less excise taxes	28,500	25,562	132,333	139,028
Net revenue	447,525	348,094	2,090,334	2,057,622
Cost of goods sold	282,012	248,317	1,228,348	1,259,830
Gross profit	165,513	99,777	861,986	797,792
Operating expenses:
Advertising, promotional, and selling expenses	139,185	137,698	578,400	606,994
General and administrative expenses	41,605	36,652	157,534	133,624
Contract termination costs (benefit)	49	(4,750)	5,379	30,678
Impairment of intangible asset	—	—	27,100	—
Impairment of brewery assets	1,480	3,110	2,782	18,499
Total operating expenses	182,319	172,710	771,195	789,795
Operating (loss) income	(16,806)	(72,933)	90,791	7,997
Other income (expense), net:
Interest income (expense), net	1,752	(26)	2,561	(110)
Other expense, net	(324)	(323)	(1,916)	(978)
Total other income (expense), net	1,428	(349)	645	(1,088)
(Loss) income before income tax (benefit) provision	(15,378)	(73,282)	91,436	6,909
Income tax (benefit) provision	(3,961)	(21,496)	24,173	(7,644)
Net (loss) income	$(11,417)	$(51,786)	$67,263	$14,553

Net (loss) income per common share - basic	$(0.93)	$(4.22)	$5.46	$1.19
Net (loss) income per common share - diluted	$(0.93)	$(4.22)	$5.44	$1.17

Weighted-average number of common shares - basic	12,329	12,284	12,317	12,280
Weighted-average number of common shares - diluted	12,329	12,284	12,345	12,436

Net (loss) income	$(11,417)	$(51,786)	$67,263	$14,553
Other comprehensive income (loss), net of tax:
Currency translation adjustment	(6)	6	(269)	(32)
Defined benefit plans liability adjustment	253	90	253	90
Total other comprehensive income (loss), net of tax:	247	96	(16)	58
Comprehensive (loss) income	$(11,170)	$(51,690)	$67,247	$14,611

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	(unaudited)
	December 31,	December 25,
	2022	2021
Assets
Current Assets:
Cash and cash equivalents	$180,560	$26,853
Restricted cash	—	39,468
Accounts receivable	56,672	55,022
Inventories	148,450	149,118
Prepaid expenses and other current assets	27,461	21,462
Income tax receivable	10,126	53,418
Total current assets	423,269	345,341
Property, plant, and equipment, net	667,909	664,815
Operating right-of-use assets	43,768	52,774
Goodwill	112,529	112,529
Intangible assets	76,324	103,677
Third-party production prepayments	61,339	88,294
Other assets	35,635	19,354
Total assets	$1,420,773	$1,386,784
Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$84,248	$85,920
Accrued expenses and other current liabilities	111,153	161,552
Current operating lease liabilities	8,866	7,634
Total current liabilities	204,267	255,106
Deferred income taxes, net	96,592	87,495
Non-current operating lease liabilities	45,274	53,849
Other liabilities	6,091	6,925
Total liabilities	352,224	403,375
Stockholders' Equity:
Class A Common Stock, $0.01 par value; 22,700,000 shares authorized; 10,238,009 and 10,183,801 shares issued and outstanding as of December 31, 2022 and December 25, 2021, respectively	102	102
Class B Common Stock, $0.01 par value; 4,200,000 shares authorized; 2,068,000 shares issued and outstanding at December 31, 2022 and December 25, 2021	21	21
Additional paid-in capital	629,515	611,622
Accumulated other comprehensive loss	(210)	(194)
Retained earnings	439,121	371,858
Total stockholders' equity	1,068,549	983,409
Total liabilities and stockholders' equity	$1,420,773	$1,386,784

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	(unaudited)
	December 31,	December 25,
	2022 (53 weeks)	2021 (52 weeks)
Cash flows provided by operating activities:
Net income	$67,263	$14,553
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	81,356	72,096
Impairment of intangible asset	27,100	—
Impairment of brewery assets	2,782	18,499
Gain on sale of property, plant, and equipment	(237)	(217)
Change in right-of-use assets	7,972	8,018
Other non-cash expense (income)	326	(182)
Stock-based compensation expense	13,988	18,615
Deferred income taxes	9,097	(5,225)
Changes in operating assets and liabilities:
Accounts receivable	(2,042)	23,071
Inventories	131	(21,224)
Prepaid expenses, income tax receivable, and other current assets	38,652	(49,073)
Third-party production prepayments	26,955	(16,635)
Other assets	(14,031)	(5,699)
Accounts payable	(2,219)	(27,361)
Accrued expenses and other current liabilities	(50,358)	38,894
Change in operating lease liabilities	(6,516)	(8,229)
Other liabilities	(274)	(3,604)
Net cash provided by operating activities	199,945	56,297
Cash flows used in investing activities:
Purchases of property, plant, and equipment	(90,582)	(147,919)
Proceeds from sale of property, plant, and equipment	2,076	1,157
Other investing activities	—	145
Net cash used in investing activities	(88,506)	(146,617)
Cash flows provided by (used in) financing activities:
Proceeds from exercise of stock options and sale of investment shares	7,946	10,465
Net cash paid on note payable and finance leases	(1,672)	(1,570)
Cash borrowed on line of credit	30,000	—
Cash paid on line of credit	(30,000)	—
Payment of tax withholding on stock-based payment awards and investment shares	(3,474)	(15,536)
Net cash provided by (used in) financing activities	2,800	(6,641)
Change in cash and cash equivalents	114,239	(96,961)
Cash and cash equivalents and restricted cash at beginning of period	66,321	163,282
Cash and cash equivalents and restricted cash at end of period	$180,560	$66,321

Copies of The Boston Beer Company's press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com